                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                        COMPUTER LANGUAGE RESEARCH, INC.
                                       AT

                              $22.50 NET PER SHARE
                                       BY

                            SABRE ACQUISITION, INC.,
                          A WHOLLY OWNED SUBSIDIARY OF

                            THE THOMSON CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, FEBRUARY 13, 1998, UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

    THE THOMSON CORPORATION AND SABRE ACQUISITION, INC. ("PURCHASER") HAVE ENTERED INTO A STOCK PURCHASE AGREEMENT WITH CERTAIN SHAREHOLDERS WHO OWN AN AGGREGATE OF APPROXIMATELY 74.6% OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK, PURSUANT TO WHICH, AMONG OTHER THINGS, SUCH SHAREHOLDERS HAVE AGREED TO VALIDLY TENDER (AND NOT WITHDRAW) ALL SUCH SHARES PURSUANT TO THE OFFER AND HAVE OTHERWISE AGREED TO SELL TO PURCHASER ALL SUCH SHARES AT A PRICE OF $22.50 PER SHARE.
                            ------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS) AND (ii) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.
                            ------------------------

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's shares of common stock, par value $0.01 per share (the "Shares"), of the Company should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificate(s) evidencing tendered Shares or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

    A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

    Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

January 16, 1998

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
INTRODUCTION............................................................................     1
1.    Terms of the Offer; Expiration Date...............................................     3
2.    Acceptance for Payment and Payment for Shares.....................................     4
3.    Procedures for Accepting the Offer and Tendering Shares...........................     5
4.    Withdrawal Rights.................................................................     7
5.    Certain Federal Income Tax Consequences...........................................     8
6.    Price Range of Shares; Dividends..................................................     9
7.    Certain Information Concerning the Company........................................     9
8.    Certain Information Concerning Purchaser and Parent...............................    12
9.    Financing of the Offer and the Merger.............................................    13
10.   Background of the Offer; Contacts with the Company; the Merger Agreement and the
        Stock Purchase Agreement........................................................    13
11.   Purpose of the Offer; Plans for the Company After the Offer and the Merger........    27
12.   Dividends and Distributions.......................................................    29
13.   Effect of the Offer on the Market for the Shares; Nasdaq Quotation Listing and
        Exchange Act Registration.......................................................    30
14.   Certain Conditions of the Offer...................................................    30
15.   Certain Legal Matters and Regulatory Approvals....................................    32
16.   Fees and Expenses.................................................................    34
17.   Miscellaneous.....................................................................    34
Schedule I.  Directors and Executive Officers of Parent and Purchaser...................   I-1
Schedule II. Articles 5.11-5.13 of the Texas Business Corporation Act...................  II-1

To the Holders of Common Stock of
Computer Language Research, Inc.:

                                  INTRODUCTION

     Sabre Acquisition, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of The Thomson Corporation, a corporation organized under the laws of Ontario, Canada ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Computer Language Research, Inc., a Texas corporation (the "Company"), at a purchase price of $22.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). See Section 8 for additional information concerning Parent and Purchaser.

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to such holder or other payee pursuant to the Offer. See Section 5. Purchaser will pay all charges and expenses of ChaseMellon Shareholder Services L.L.C. (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     PARENT AND PURCHASER HAVE ENTERED INTO A STOCK PURCHASE AGREEMENT WITH CERTAIN SHAREHOLDERS WHO OWN AN AGGREGATE OF APPROXIMATELY 74.6% OF THE OUTSTANDING SHARES, PURSUANT TO WHICH, AMONG OTHER THINGS, SUCH SHAREHOLDERS HAVE AGREED TO VALIDLY TENDER (AND NOT WITHDRAW) ALL SUCH SHARES PURSUANT TO THE OFFER AND HAVE OTHERWISE AGREED TO SELL TO PURCHASER ALL SUCH SHARES AT A PRICE OF $22.50 PER SHARE.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS) (THE "MINIMUM CONDITION") AND (ii) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 12, 1998 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides among other things, that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law") and the Texas Business Corporation Act ("Texas Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective

Time (other than Shares held in the treasury of the Company or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and other than Shares held by shareholders who shall have fully complied with the statutory dissenter's procedures set forth in Texas Law) will be cancelled and converted automatically into the right to receive $22.50 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Shareholders who fully comply with the statutory dissenter's procedures set forth in Texas Law, the relevant portions of which are attached to this Offer to Purchase as Schedule II, will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Texas Law. The Merger Agreement is more fully described in Section 10.

     Concurrently with entering into the Merger Agreement, Parent, Purchaser and certain shareholders of the Company (the "Majority Shareholders") entered into a Stock Purchase Agreement, dated as of January 12, 1998 (the "Stock Purchase Agreement"), pursuant to which, upon the terms and conditions set forth therein, the Majority Shareholders agreed to validly tender (and not withdraw) pursuant to the Offer all Shares now or hereafter owned (beneficially or of record) by the Majority Shareholders and have otherwise agreed to sell to Purchaser all such Shares at a purchase price per Share equal to $22.50 (or any higher price that may be paid per Share in the Offer). See Section 10. On January 12, 1998, the Majority Shareholders owned (either beneficially or of record) 10,786,962 Shares, constituting approximately 74.6% of the outstanding Shares (or approximately 67% of the outstanding Shares on a fully diluted basis). The Stock Purchase Agreement is more fully described in Section 10. The Majority Shareholders are comprised of Stephen T. Winn, President and Chief Executive Officer and a director of the Company, and his spouse; David L. Winn and James
R. Dunaway, Jr., directors of the Company, and their respective spouses; Francis
W. Winn, Chairman of the Board, and his spouse; certain trusts and partnerships controlled by, or for the benefit of, various members of the Winn family; and certain investment funds (collectively, "Advance Capital") affiliated with Jeffrey T. Leeds, a director of the Company. Francis W. Winn is the father of Stephen T. Winn and David L. Winn and the father-in-law of James R. Dunaway, Jr.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required under Texas Law, the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company. See Section 11. Under the Company's Articles of Incorporation and Texas Law, the affirmative vote of the holders of at least two-thirds of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer, the Stock Purchase Agreement or otherwise) at least two-thirds of the outstanding Shares, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder. UPON CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT, PARENT AND PURCHASER, BY VIRTUE OF THE ACQUISITION OF APPROXIMATELY 74.6% OF THE OUTSTANDING SHARES, WILL OWN A NUMBER OF SHARES SUFFICIENT, EVEN IF NO OTHER SHARES ARE TENDERED IN THE OFFER, TO CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES. SEE SECTIONS 10 AND 11. IN ADDITION, THE MINIMUM CONDITION WILL BE SATISFIED AT SUCH TIME AS THE MAJORITY SHAREHOLDERS TENDER INTO THE OFFER ALL SHARES HELD BY THE MAJORITY SHAREHOLDERS AS REQUIRED BY THE STOCK PURCHASE AGREEMENT.

     Under Texas Law and Delaware Law, if Purchaser acquires, pursuant to the Offer, the Stock Purchase Agreement or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's shareholders. In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer, the Stock Purchase Agreement or otherwise and a vote of the Company's shareholders is required under Delaware Law and Texas Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

     The Company has advised Purchaser that as of January 12, 1998, 14,463,844 Shares were issued and outstanding, 1,646,150 Shares were reserved for future issuance pursuant to employee stock options ("Options") and 810,019 Shares were held in the treasury of the Company. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 10,740,000 Shares.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, February 13, 1998, unless and until Purchaser, subject to the terms and conditions of the Merger Agreement, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw his Shares. See Section 4.

     Subject to the applicable regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 14, (iii) to increase the price per Share payable in the Offer and to modify other terms of the Offer and (iv) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the prior consent of the Company, Purchaser will not (i) waive the Minimum Condition or reduce the number of Shares subject to the Offer, (ii) reduce the price per Share payable in the Offer, (iii) extend the Offer or amend or add to the conditions to the Offer, (iv) change the form of consideration payable in the Offer, or (v) amend, add or waive any other term of the Offer in any manner that would adversely affect the Company or its shareholders. Notwithstanding the foregoing, the Merger Agreement provides that Purchaser (i) will not terminate and will extend the Offer, up to February 28, 1998 if, at the initial scheduled expiration of the Offer, or any extension thereof, any of the conditions to the Offer have not been satisfied or waived by Purchaser (provided that if the only unsatisfied condition to the Offer is the failure of the waiting period under the HSR Act to have expired or been terminated, then Purchaser will extend the Offer, for one or more periods of not more than 10 business days, pursuant to this clause (i) up to May 15, 1998), (ii) will extend the Offer for any period required by any rule, regulation or interpretation of the Commission or the staff thereof applicable to the Offer, and (iii) may, without the consent of the Company, extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence if, as of such date, all of the conditions to the Offer are satisfied or waived by Purchaser, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 80% or more, but less than 90%, of the then outstanding Shares on a fully diluted basis. Purchaser acknowledges that

(i) Rule 14(e)-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer and
(ii) Purchaser may not delay the payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service and making appropriate filings with the Commission.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the later to occur of (i) the Expiration Date, (ii) the expiration or termination of any applicable waiting periods under the HSR Act, and (iii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. Subject to applicable rules of the Commission and the terms of the Merger Agreement. Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's

Message, as defined below, in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     On January 13, 1998, Parent filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer and the Stock Purchase Agreement. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the Offer and to the Stock Purchase Agreement will expire at 11:59 p.m., New York City time, on January 28, 1998. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information from Parent or the Company with respect to the Offer, or from Parent or the Majority Shareholders with respect to the Stock Purchase Agreement. If such a request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Parent with such a request. Thereafter, the waiting period may be extended only by court order. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. Parent has requested early termination of the waiting period, although there can be no assurance that this request will be granted. See Section 15 for additional information regarding the HSR Act.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the

Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or an Agent's Message in lieu of the Letter of Transmittal) and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates evidencing such Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram, telex or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

     Determination of Validity. ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity, in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, PARENT, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after January 12,
1998). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, March 16,

1998. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NO WITHDRAWAL OF SHARES SHALL BE DEEMED TO HAVE BEEN PROPERLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, PARENT, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

     THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of the offer price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Under recently enacted legislation, individual holders will be subject to tax on the net amount of such gain at a maximum rate of

(i) 28%, provided that the shares were held for more than one year but not more than 18 months, and (ii) 20% provided that the shares were held for more than 18 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets.

     Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a shareholder (i) fails to furnish such shareholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such shareholder's correct number and that such shareholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each shareholder should consult with such shareholder's own tax advisor as to such shareholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on Nasdaq. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq as reported by the Dow Jones News Service and the amount of cash dividends paid or declared per Share according to published financial sources.

                                                                   HIGH       LOW       DIVIDENDS
                                                                  ------     ------     ---------
1995:
  First Quarter.................................................  12.000      7.500       0.100
  Second Quarter................................................  10.500      7.250       0.100
  Third Quarter.................................................  12.375      9.250       0.100
  Fourth Quarter................................................  15.000     11.250       0.100
1996:
  First Quarter.................................................  17.500     13.250       0.100
  Second Quarter................................................  17.000     12.000       0.100
  Third Quarter.................................................  13.000      9.500       0.100
  Fourth Quarter................................................  13.000      9.500       0.100
1997:
  First Quarter.................................................  14.750     10.500       0.100
  Second Quarter................................................  11.875      8.250       0.100
  Third Quarter.................................................  12.500      9.500       0.100
  Fourth Quarter................................................  14.250     10.500       0.100
1998:
  First Quarter (through January 15, 1998)......................  22.500     13.000       0.000

     On January 12, 1998, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $13.75. On January 15, 1998, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on Nasdaq was $22.125. As of January 12, 1998, the approximate number of holders of record of the Shares was 401.

  SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

     General. The Company is a Texas corporation with its principal executive offices located at 2395 Midway Road, Carrollton, Texas 75006. The Company was founded in 1964 and incorporated in Texas in 1969. In May 1983, the Company made its initial public offering of common stock, which trades on Nasdaq under the symbol "CLRI". In its beginning, the Company's primary business was federal individual income tax returns for tax preparers as a computer service bureau. Since that time, the Company has expanded its product offerings to include almost every type of tax return. Over the past few years, the Company has evolved into a business application software company expanding well beyond providing the original tax automation systems upon which the Company was founded.

     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries (the "Subsidiaries" and each individually, a "Subsidiary") which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Form 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the Commission. The summary financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

     The financial information for the nine-month periods ended September 30, 1997 and 1996 has not been audited and, in the opinion of management of the Company, reflects all adjustments (consisting of normal recurring adjustments) which are necessary for a fair presentation of such information. Results for the nine-month periods are not necessarily indicative of results for the full year.

                        COMPUTER LANGUAGE RESEARCH, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 FISCAL YEAR ENDED              NINE MONTHS ENDED
                                                    DECEMBER 31                   SEPTEMBER 30
                                         ---------------------------------     -------------------
                                           1996         1995        1994        1997        1996
                                         --------     --------     -------     -------     -------
INCOME STATEMENT DATA:
  Revenues.............................  $129,243     $110,703     $99,068     $97,799     $90,167
     Operating Income..................     1,105        7,832      17,112       2,727      (2,607)
     Income from Continuing Operations
       before Income Taxes.............     1,540        9,123      18,117       3,054      (2,201)
     Net Income........................     1,041       11,655      11,343       2,031      (1,431)

BALANCE SHEET DATA:

  Current Assets.......................    35,074       43,933      42,254      27,893      29,316
  Total Assets.........................    98,937       99,060      84,093      91,057      95,831
  Current Liabilities..................    30,341       28,099      21,126      24,601      28,148
  Long-Term Debt, including Current
     Portion...........................       938        1,687          --         375       1,125
  Shareholders' Equity.................    62,002       65,549      58,319      60,972      60,912

PER SHARE DATA:

  Earnings per Share from Continuing
     Operations........................      0.07         0.48        0.77        0.14       (0.10)
  Earnings (Loss) per Share from
     Discontinued Operations...........        --         0.33        0.02        0.14       (0.10)
  Earnings per Share...................      0.07         0.81        0.79        0.14       (0.10)
  Weighted Average Number of Common and
     Common Equivalent Shares
     Outstanding.......................    14,564       14,434      14,280      14,477      14,207

     In connection with Parent's review of the Company and in the course of the negotiations between the Company and Parent described in Section 10, the Company provided Parent with certain business and financial information which Parent and Purchaser believe is not publicly available. This information includes projections of the operating performance of the Company for the four years ending December 31, 1997, 1998, 1999 and 2000. The projections were prepared on a stand alone basis without regard to the transactions contemplated by the Merger Agreement.

                                                         YEARS ENDING DECEMBER 31
                                              -----------------------------------------------
                                                1997         1998         1999         2000
                                              --------     --------     --------     --------
    Revenues................................  $139,309     $158,223     $177,569     $203,770
    Operating Profit........................     6,839       13,221       21,771       40,377
    Net Income..............................     4,501        8,309       13,829       25,911

     THESE PROJECTIONS ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT TECHNOLOGICAL, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO PARENT BY THE COMPANY. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS. THE INCLUSION OF THE FOREGOING PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT

PARENT, PURCHASER, THE COMPANY OR ANY OTHER PERSON WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS, AND PARENT HAS NOT RELIED ON THEM AS SUCH.

     The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at Metro Center, One Station Place, Stamford, Connecticut 06902. Purchaser is a wholly owned subsidiary of Parent.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent is a corporation organized under the laws of Ontario, Canada. Its principal offices are located at Suite 2706, P.O. Box 24, 66 Wellington Street West, Toronto, Ontario, M5K 1A1, Canada. The principal activity of Parent is specialized information and publishing (IP) worldwide. In addition, Parent has important interests in newspaper publishing in North America, and in leisure and travel in the United Kingdom and in Sweden. Parent is currently comprised of four business groups: Thomson Corporation Publishing International (TCPI) and Thomson Financial & Professional Publishing Group (TFPPG), Parent's two IP business groups, and Thomson Newspapers (TN) and Thomson Travel Group (TTG). The common stock of Parent is listed for trading on the Toronto Stock Exchange, Montreal Stock Exchange and the London Stock Exchange.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto.

     Based upon the consolidated financial statements of Parent for the fiscal year ended December 31, 1996, contained in the Parent's 1996 Annual Report (the "Parent Financial Statements"), Parent had (i) at December 31, 1996, consolidated total assets of U.S. $13.173 billion, consolidated total liabilities of U.S. $8.526 billion and consolidated shareholders' equity of U.S. $4.647 billion and (ii) for the fiscal year ended December 31, 1996, consolidated sales of U.S. $7.723 billion and net earnings of U.S. $569 million. More comprehensive financial information is included in the Parent Financial Statements. The summary of such financial information included above is qualified in its entirety by reference to the Parent Financial Statements, a copy of which has been filed as an exhibit to the Tender Offer Statement on
Schedule 14D-1/13D (the "Schedule 14D-1") filed by Purchaser and Parent with the Commission in connection with the Offer.

     Except as described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement and the Stock Purchase Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1994 neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     9. FINANCING OF THE OFFER AND THE MERGER. The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $345,000,000. Purchaser will obtain all of such funds from Parent or its affiliates. Parent and its affiliates will provide such funds from existing resources.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT AND STOCK PURCHASE AGREEMENT.

     On May 25th, 1993, the Company and Research Institute of America Group, a division of Parent ("RIA Group"), entered into a contract pursuant to which the Company agreed to grant RIA Group a non-exclusive worldwide license to market, distribute and sublicense certain electronic form systems marketed under the tradename "E-Form." E-Form is comprised of (i) federal, state and local income tax forms and instructions (the "Form Libraries") and (ii) the R-Form Engine, which allows users to display, print and fill-in electronic forms contained in the Form Libraries. The contract terminates on April 30th, 1998.

     From time to time thereafter, representatives of the Company and of RIA Group would meet or telephone each other to discuss the business relationship between the two companies.

     On August 19th and September 17th, 1997, Stephen T. Winn, President and Chief Executive Officer of the Company, and Euan C. Menzies, President and Chief Executive Officer of RIA Group, met in Dallas and had a general discussion about the tax and accounting software marketplace, including various competitive factors, and overall market direction. During these meetings, they discussed a series of joint venture opportunities involving RIA Group and the Company. The benefits of an acquisition of the Company by RIA Group, however, were not discussed.

     On October 24th, 1997, Mr. Winn and Mr. Menzies met in Dallas to discuss joint venture opportunities further. During this meeting, a brief discussion took place with regard to the possible benefits of an acquisition of the Company by RIA Group.

     On October 30th, 1997, Mr. Winn advised the Company's Board of Directors of his brief discussion with Mr. Menzies.

     On November 6th, 1997, Michael S. Harris, General Counsel of Parent, and representatives of Shearman & Sterling, outside legal counsel to Parent and Purchaser, spoke by telephone with representatives of Locke

Purnell Rain Harrell (A Professional Corporation) ("Locke Purnell"), outside legal counsel to the Company, and indicated that Parent had an interest in acquiring 100% of the Company, but only if it could be done on an exclusive basis and with the binding commitment of the controlling shareholders to support the transaction. From time to time thereafter, such counsel, together with representatives of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), as outside legal counsel to Mr. Winn and other controlling shareholders, had additional discussions by telephone concerning Parent's requirements for a possible transaction. During each conversation, Parent's counsel continued to state that Parent would insist on an exclusive transaction fully supported by the Company's controlling shareholders.

     On November 12th, 1997, the Board of Directors of Parent held a regularly scheduled meeting. At this meeting, Mr. Menzies made a presentation regarding a potential acquisition of the Company. Following further discussion, Parent's Board of Directors resolved that Parent should acquire the Company, subject to final approval by at least two directors of Parent of the terms and conditions of such acquisition, including a final agreement on price and satisfactory negotiation of transaction related agreements.

     On November 13th, 1997, Mr. Menzies spoke with Mr. Winn by telephone and indicated that RIA Group was interested in entering into exploratory discussions with the Company regarding the possible acquisition of the Company. Mr. Menzies and Mr. Winn also discussed a possible range of purchase prices that RIA Group might be willing to offer to acquire the Company. Finally, Mr. Menzies and Mr. Winn agreed that RIA Group could commence a financial and legal due diligence investigation of the Company upon execution of a confidentiality agreement. Mr. Menzies reiterated Parent's position that Parent would be unwilling to proceed with a transaction unless it had the full support of the Company's controlling shareholders.

     On November 21st, 1997, Parent and the Company executed a confidentiality agreement.

     On November 22nd, 1997, Mr. Menzies and Paul J. Mattison, Senior Vice President and Chief Financial Officer of RIA Group, met with Mr. Winn and other representatives of the Company at the Company's offices in Dallas and reviewed business operations concerning the Company, and the historical and prospective financial performance of the Company. Representatives of Goldman Sachs & Co. ("Goldman"), as financial advisors to the Company, were also present at this meeting.

     On November 28th, 1997, Mr. Menzies met with Mr. Winn and representatives of Goldman at the Dallas Inter-Continental Hotel to discuss further a possible acquisition of the Company and the potential range of values.

     On December 1st, 1997, Mr. Menzies called Mr. Winn to discuss further the valuation range. While no agreement was reached with respect to price, Mr. Winn and Mr. Menzies agreed to continue to pursue the possibility of an acquisition of the Company by RIA Group. Mr. Menzies and Mr. Winn also agreed that further financial and legal due diligence meetings were appropriate.

     During the period from December 3rd to December 17th, 1997, Mr. Menzies, Mr. Mattison and other representatives of RIA Group met at various times with Mr. Winn, M. Brian Healy, Chief Financial Officer and Group Vice President, Finance and Administration of the Company, and other representatives of the Company to review the Company's business operations with a view toward reaching a final conclusion on business valuation. While general discussions took place during this period regarding business valuation, no further substantive discussions on pricing occurred during this period.

     In addition, on December 3rd and 4th, 1997, Mr. Harris and representatives from Shearman & Sterling met with Douglas H. Gross, General Counsel of the Company, and other representatives of the Company in Dallas to discuss legal due diligence related issues. During the period through December 17th, 1997, Parent and its legal counsel conducted its legal due diligence investigation of the Company.

     On December 16th and December 17th, 1997, legal counsel to the Company and the controlling shareholders conducted telephone conference calls with representatives from Parent and Parent's legal counsel to discuss the transaction and to negotiate drafts of the Merger Agreement and the Stock Purchase Agreement.

     On December 19th, 1997, legal counsel to the Company and the controlling shareholders met with representatives from Parent and Parent's legal counsel to discuss the transaction and to negotiate drafts of the Merger Agreement and the Stock Purchase Agreement.

     On December 19th and 20th, 1997, Mr. Winn and Mr. Menzies met in New York City to discuss the status of the legal negotiations, significant terms and conditions of a potential transaction and possible pricing.

     On December 31st, 1997, Parent's legal counsel and the Company's legal counsel discussed the latest drafts of the agreements.

     On January 2nd, 1998, representatives from the Company, RIA Group, Goldman, and legal counsel to the Company, Parent and the controlling shareholders conducted a telephone conference call to negotiate the Merger Agreement and the Stock Purchase Agreement and to discuss further the transaction.

     On January 6th and 7th, 1998, Mr. Winn and Mr. Menzies negotiated on the telephone the range of possible purchase prices, but remained unable to reach agreement.

     On January 8th, 1998, Mr. Menzies and Mr. Winn met in New York City with their respective legal and financial advisors to discuss key terms and conditions of the acquisition, to carry on legal negotiations and to negotiate the latest drafts of the Merger Agreement and the Stock Purchase Agreement. In addition, during the evening of January 8th, 1998, Mr. Winn, Mr. Menzies and Andrew G. Mills, President and Chief Executive Officer of Thomson Financial & Professional Publishing Group, met over dinner to discuss key terms and conditions of the acquisition and negotiated further about a potential purchase price without reaching agreement.

     On January 9th, 1998, legal counsel to Parent, the Company and the controlling shareholders discussed the open issues concerning the agreements.

     On January 10th and 11th, 1998, Mr. Winn and Mr. Menzies continued to negotiate a potential purchase price.

     On January 11th, 1998, the Board of Directors of the Company met to discuss the latest terms of the transaction and to receive financial and legal advice concerning the transaction. Subsequent to the Company's Board of Directors' meeting, on January 11th, 1998, Mr. Winn telephoned Mr. Menzies to report that the Board of Directors had authorized Mr. Winn to proceed with final negotiations relating to the transaction, provided that the price to be paid per Share was at least $22.50.

     During the morning of January 12th, 1998, Mr. Menzies and Mr. Winn had a telephone call in which Mr. Menzies indicated that Parent was prepared to proceed with final negotiations relating to the transaction on the basis of a purchase price of $22.50 per Share, subject to satisfactory resolution of all remaining open issues between the parties. Representatives of the Company, RIA Group, Shearman & Sterling, Locke Purnell, Skadden Arps and Parent then conducted several telephone conversations to negotiate the Merger Agreement and the Stock Purchase Agreement and to resolve all remaining issues.

     During the late afternoon of January 12th, 1998, the Board of Directors of the Company met and, subject to the Company being able to obtain Parent's agreement to a purchase price of $22.50 per Share, approved and adopted the Merger Agreement and approved the Stock Purchase Agreement.

     Later that evening, Mr. Menzies, Mr. Winn and their respective advisors completed negotiations with respect to the Merger Agreement, the Stock Purchase Agreement and certain related matters. The Merger Agreement was then executed. The same day, the Majority Shareholders approved and subsequently executed the Stock Purchase Agreement.

     On the morning of January 13th, 1998, Parent and the Company issued a joint press release announcing the transaction, and on January 16th, 1998, Purchaser commenced the Offer.

THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the initial public announcement of the Merger Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. Purchaser and Parent have agreed that without the prior consent of the Company Purchaser will not (i) waive the Minimum Condition or reduce the number of Shares subject to the Offer,
(ii) reduce the price per Share payable in the Offer, (iii) extend the Offer or amend or add to the conditions to the Offer, (iv) change the form of consideration payable in the Offer, or (v) amend, add or waive any other term of the Offer in any manner that would adversely affect the Company or its shareholders. Notwithstanding the foregoing, the Merger Agreement provides that Purchaser (i) will not terminate and will extend the Offer, up to February 28, 1998 if, at the initial scheduled expiration of the Offer, or any extension thereof, any of the conditions to the Offer have not been satisfied or waived by Purchaser (provided that if the only unsatisfied condition to the Offer is the failure of the waiting period under the HSR Act to have expired or been terminated, then Purchaser will extend the Offer, for one or more periods of not more than 10 business days, pursuant to this clause (i) up to May 15, 1998),
(ii) will extend the Offer for any period required by any rule, regulation or interpretation of the Commission or the staff thereof applicable to the Offer, and (iii) may, without the consent of the Company, extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence if, as of such date, all of the conditions to the Offer are satisfied or waived by Purchaser, but the number of Shares validly tendered and not withdrawn pursuant to the Offer equals 80% or more, but less than 90%, of the then outstanding Shares on a fully diluted basis.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law and Texas Law, at the Effective Time, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a wholly owned Subsidiary of Parent. At the Effective Time, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and any Shares which are held by shareholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Texas Law) will be cancelled and converted automatically into the right to receive an amount equal to the Merger Consideration in cash payable, without interest, to the holder of such Share.

     The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, unless otherwise determined by Parent prior to the Effective Time, the Articles of Incorporation of Company will be the Articles of Incorporation of the Surviving Corporation; provided, however, that, at the Effective Time, the Articles of Incorporation of the Surviving Corporation will be amended in their entirety to be substantially identical to Purchaser's Certificate of Incorporation subject to the directors' and officers' indemnification and insurance provisions contained in the Merger Agreement. The Merger Agreement also provides that, subject to the directors' and officers' indemnification and insurance provisions contained therein, the By-laws of the Company, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

     Agreements of Parent, Purchaser and the Company. Pursuant to the Merger Agreement, the Company shall, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold an annual or special meeting of its shareholders as soon as practicable following consummation of the Offer or the purchase by Purchaser of the Shares of the Majority Shareholders pursuant to the Stock Purchase

Agreement, whichever occurs first, for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Shareholders' Meeting"). If Purchaser acquires at least two-thirds of the majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger. UPON CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT, PARENT AND PURCHASER, BY VIRTUE OF THE ACQUISITION OF APPROXIMATELY 74.6% OF THE OUTSTANDING SHARES, WILL OWN A NUMBER OF SHARES SUFFICIENT, EVEN IF NO OTHER SHARES ARE TENDERED IN THE OFFER, TO CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES. SEE SECTION 11.

     The Merger Agreement provides that the Company will, if required by applicable law, as soon as practicable following either consummation of the Offer or the purchase by Purchaser of the Shares held by the Majority Shareholders pursuant to the Stock Purchase Agreement, whichever occurs first, file with the Commission under the Exchange Act, and use its reasonable best efforts to have cleared by the Commission, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Shareholders' Meeting and will cause the Proxy Statement to be mailed to shareholders of the Company at the earliest practicable time. The Company has agreed, subject to the fiduciary duties of the Board under applicable law, to include in the Proxy Statement the unanimous recommendation of the Board that the shareholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby and to use its reasonable best efforts to obtain such approval and adoption. Parent and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby. The Merger Agreement provides that, in the event that Purchaser acquires at least 90% of the then outstanding Shares, Parent, Purchaser and the Company agree, at the request of Purchaser and subject to certain additional conditions set forth in the Merger Agreement, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders, in accordance with Article 5.16 of Texas Law.

     Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the time at which Purchaser's designees to the Board represent at least a majority of the number of directors on the Board (including all vacancies), the businesses of the Company and its Subsidiaries will be conducted only in, and the Company and the Subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company will use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. The Merger Agreement provides that by way of amplification and not limitation, and except as contemplated or disclosed therein, neither the Company nor any Subsidiary will, between the date of the Merger Agreement and the time at which Purchaser's designees to the Board represent at least a majority of the number of directors on the Board (including all vacancies), directly or indirectly do any of the following, without the prior written consent of Parent:

          (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 1,646,150 Shares issuable upon exercise of employee stock options outstanding on the date of the Merger Agreement or as disclosed in the disclosure schedules to the Merger Agreement (the "Disclosure Schedules") or otherwise in writing to Parent prior to the date of the Merger Agreement) or (ii) any assets of the Company or any Subsidiary, except for transactions in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for regular quarterly dividends on the Shares declared and paid at times consistent with past practice in an aggregate amount not in excess of $.10 per Share per quarter;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets, except for such acquisitions which do not exceed $3,000,000 in the aggregate for all such acquisitions; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure which is in excess of $1,000,000 or capital expenditures which are, in the aggregate, in excess of $5,000,000 for the Company and the Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter prohibited by this paragraph (e);

          (f) increase the compensation payable or to become payable to its directors, officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers or directors of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except for payments under the Company's 1997 Annual Incentive Plan (the "1997 Incentive Plan") and the Company's 1997 Officers' Annual Incentive Plan (the "Officers' Incentive Plan") up to a maximum of $1.8 million and except in the ordinary course of business consistent with past practices;

          (g) except as may be required by a change in the rules relating to generally accepted accounting principles or if the Company elects early adoption of AICPA Statement of Position No. 97-2, Software Revenue Recognition, take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

          (h) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability except in the ordinary course of business consistent with past practices;

          (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of the Company as at December 31, 1996, including the notes thereto, or in reports filed by the Company with the Commission prior to the date of the Merger Agreement or subsequently incurred in the ordinary course of business and consistent with past practice;

          (j) amend, modify or consent to the termination of any lease, license, contract or agreement which is material to the Company and its Subsidiaries, taken as a whole, or amend, modify or consent to the termination of the Company's or the Subsidiary's rights thereunder, other than in the ordinary course of business consistent with past practice; or

          (k) enter into any lease, license, contract or agreement that would be material to the Company and its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice or as otherwise permitted by the foregoing paragraphs.

     Directors and Officers. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company will, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, the Company will use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser will constitute of the Board of
(i) each committee of the Board, (ii) each board of directors of each domestic Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law.

     The Merger Agreement provides that, following the election of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Articles of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who were neither designated by Purchaser nor are employees of the Company.

     Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Effective Time, the Company will, and will cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the transactions contemplated by the Merger Agreement reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and will furnish Parent and Purchaser and persons providing or committing to provide Parent and Purchaser with financing for the transactions contemplated by the Merger Agreement with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request and Parent and Purchaser or other persons acting on their behalf or for their benefit have agreed to keep such information confidential, except in certain circumstances.

     Acquisition Proposals. The Company has agreed that neither it nor any Subsidiary will, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of or accept any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any Subsidiary or any business combination with the Company or any Subsidiary or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. In addition, the Company will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing. Notwithstanding the foregoing, (i) the Company may engage in discussions or negotiations with a third party who seeks to initiate such discussions or negotiations or may furnish such third party information concerning the Company and its Subsidiaries, in each case only in response to a request for such information or access which was not encouraged, solicited or initiated by the Company or any of its affiliates, and pursuant to appropriate confidentiality agreements, (ii) the Board may take and disclose to the Company's shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act and (iii) following receipt of a proposal or offer from a third party, the Board may withdraw or modify its recommendation, but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board concludes in good faith based upon the advice of the Company's outside counsel that such action is required in order for the Board to act in a manner which is consistent with its fiduciary obligations under applicable law. The Company has also agreed to notify Parent promptly if any such proposal or offer with any person with respect thereto, is made and, in any such notice to Parent, to indicate in reasonable detail the identity of the person making such proposal or offer, and the terms and conditions of such proposal or offer. In connection with any such proposal or offer, the Company has also agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

     The Merger Agreement provides that notwithstanding anything in the paragraph above or any other provision to the contrary in the Merger Agreement, the Company will not take any action which would render invalid or ineffective, or otherwise vacate or withdraw, the approval by the Board of the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement for purposes of Article 13.03 of Texas Law and will not take any action that would cause the Company to breach its representation and warranty that the Company has taken all action necessary to satisfy or render inapplicable the restrictions on business combinations contained in Article 13.03 of Texas Law.

     Existing Stock Options. The Merger Agreement provides that, with respect to employees of the Company or its Subsidiaries who were awarded stock options (the "Optionees") that were granted by the Company under the Company's 1982 Stock Option Plan (the "1982 Plan") prior to the Effective Time (the "1982 Options"), each such Optionee, as of the Effective Time, shall be vested in amounts ranging from 60% to 100% of the aggregate 1982 Options awarded to such Optionee. The vested percentage shall be determined according to the date such 1982 Options were awarded. With respect to Optionees who were granted stock options under the Company's 1997 Stock Incentive Plan (the "1997 Plan") prior to the Effective Time (the "1997 Options"), each such Optionee, as of the Effective Time, will be vested in 60% of the 1997 Options awarded to such Optionee. With respect to the stock options that were granted by the Company under the 1994 Non-Employee Director Company Plan (the "1994 Plan") prior to the Effective Time (the "1994 Options"), as of the Effective Time, all 1994 Options will be fully vested. Each Optionee who holds any vested and unexercised 1982 Options, 1994 Options or 1997 Options as of the Effective Time (the "Vested Options") will receive from the Company, immediately after the Effective Time, in settlement and cancellation of each Vested Option, a lump sum amount in cash equal to the product of (i) the difference between the Merger Consideration and the per share exercise price of a Vested Option and (ii) the number of shares of Company Common Stock subject to such Vested Option. All unvested 1997 Options and 1982 Options will lapse and become void as of the Effective Time and any obligation express or implied that the Company shall have incurred with respect to the Conditional Options (as defined below) will lapse and become void as of the Effective Time. Furthermore, the Merger Agreement provides that in the event that any amount provided to any Optionee, pursuant to the accelerated vesting of any of the Vested Options, constitutes a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and, such "parachute payment" would otherwise be subject to the excise tax imposed by Section 4999 of the Code, the Company will reduce the aggregate number of Vested Options of such Optionee (such reduction, the "Excess Options") (in such manner as the Company, in its reasonable discretion, shall deem appropriate) such that the present value thereof is equal to 2.99 times such Optionee's "base amount" as defined in Section 280G(b)(3) of the Code. The Excess Options will immediately lapse and become void.

     Conditional Options. Certain employees of the Company, who will be identified by the Company to Parent in writing prior to the Effective Time, have been granted stock options that were conditional upon the approval by the Board and the shareholders of the Company of an amendment to the 1997 Plan (the "Conditional Options"). The Merger Agreement provides that the Company will pay each holder of a Conditional Option, immediately after the Effective Time, a lump sum amount in cash equal to 60% of the product of (i) the Merger Consideration minus the exercise price per share of Company Common Stock subject to a Conditional Option and (ii) the number of shares of Company Common Stock subject to such Conditional Option.

     Retention Bonus Plan. The Merger Agreement provides that, on or before the Effective Time, the Company will adopt a Retention Bonus Plan (the "Retention Bonus Plan") for employees of the Company. Under the Retention Bonus Plan, the Company will offer certain employees an incentive not to terminate their employment with the Company during the period of transition following Parent's acquisition of the Company. Under the Retention Bonus Plan, the Company will offer such employees bonuses that will be paid 50% on the first anniversary of the Effective Time and 50% on the second anniversary of the Effective Time if they continue to be employed by the Company on such anniversary dates. In addition, the Retention Bonus Plan will provide bonus payments to any participant that is terminated by the Company without "cause" or resigns from his or her employment for "good reason" (as each term is defined in the Retention Bonus Plan) during the two year period after the Effective Time.

     Retention Agreements. In addition to the Retention Bonus Plan, the Merger Agreement provides that the Company will offer Retention Agreements (the "Retention Agreements") to Messrs. Stephen T. Winn, Francis W. Winn, M. Brian Healy and Douglas H. Gross (the "Executives"). The Retention Agreements will provide for the continued employment of each of the Executives at a stated base salary and the continued participation in the Company's employee benefit plans.

     The Retention Agreements also provide each Executive with severance payments until December 31, 1999 with respect to Messrs. Francis Winn, Healy and Gross and until September 30, 2000 with respect to Stephen T. Winn, in the event of termination without "cause" or resignation for "good reason" prior to the expiration of the term of each such Retention Agreement (in each case, a "Compensated Termination"), or after termination or resignation upon the successful completion by any such Executive of the term of his Retention Agreement. The term of each Retention Agreement, with the exception of Stephen
T. Winn's, will expire December 31, 1998. The term of Stephen T. Winn's Retention Agreement will expire March 31, 1999.

     In addition to salary and severance, Messrs. Healy, Gross and Stephen T. Winn are entitled to participate in the Retention Bonus Plan and each will receive a lump sum special bonus (the "Special Bonus") at the end of the term or upon a Compensated Termination. In the event of a Compensated Termination, each Executive will receive his salary through the end of the term and severance payments thereafter. In addition, those Executive who participate in the Retention Bonus Plan will receive an accelerated payment of bonus amounts under such plan. Those Executives who have Retention Agreements that include the Special Bonus will receive such Special Bonus according to the terms of their respective agreements in the event of a Compensated Termination. However, in order to be entitled to receive any of the severance or bonus payments in the event of a Compensated Termination, the Executive must sign a waiver and release of all employment-related claims against the Company.

     Finally, the Retention Agreements include restrictive covenants that prohibit the dissemination of confidential information by the Executives, as well as competition and solicitation of employees or customers of the Company after the Executives' employment with the Company terminates. The Retention Agreements also require each Executive to agree to assign to the Company all developments and innovations related to their employment with the Company.

     The above information is a summary of the Retention Agreements, copies of which are filed as an Exhibit to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the Retention Agreements.

     Employee Benefits Matters. The Merger Agreement further provides that following the Effective Time, Parent will cause the current employees of the Company to (i) be eligible to participate in the employee benefit plans of a subsidiary of Parent, the benefits under which, in the aggregate, will be at least as favorable, as those provided under the Company's employee benefit Plans, (ii) continue to participate in the Company's employee benefit plans as in effect immediately prior to the Effective Time or (iii) be eligible to participate in a benefits package that is a combination of (i) and (ii) and is at least as favorable, in the aggregate, as those provided under the Company's employee benefit plans, provided that Parent will not be prevented from terminating the employment of any such employee or modifying or terminating such plans from time to time and the choice of alternatives (i), (ii) or (iii) shall be at the sole discretion of Parent. Any group health plan offered to current employees of Company and their dependents will not exclude coverage on account of any pre-existing condition, and in determining deductibles and co-payments under any group health plan of Parent or its subsidiaries such employees and their dependents will be credited with any deductibles and co-pays accrued through the Effective Time. For purposes of any length of service requirements, waiting periods, vesting periods, benefit accruals or differential benefits based on length of service in any such plan for which an employee of the Company may be eligible after the Effective Time, Parent will ensure that service by such employee with the Company will be deemed service with Parent; provided, however, that no such credit will be given for purposes of any defined benefit pension plan of Parent or any of its subsidiaries.

     1998 Incentive Plan. The Merger Agreement provides that, as soon as practicable after the Effective Time, Parent will adopt a 1998 incentive bonus program, which will replace the 1997 Incentive Plan and the Officers' Incentive Plan, pursuant to which annual bonuses will be calculated according to certain measures of the performance of the Company, including, without limitation, annual increases in profit and revenue compared with the preceding year. In addition, the Merger Agreement provides that, as of the Effective Time, the Company will take all necessary actions to terminate the 1997 Incentive Plan and the Officers' Incentive Plan and such plans will be terminated as of the Effective Time.

     Severance. The Merger Agreement provides that, on or before the Effective Time, the Company will adopt a severance plan for those of its employees who are at grade level E-16 or above as of the date of the Merger Agreement that will become effective as of the Effective Time. Such plan will provide for payment of severance to any of such employees terminated other than for Cause (as defined in the Retention Bonus Plan) prior to the second anniversary of the Effective Time and to any of such employees who resign for Good Reason (as defined in the Retention Bonus Plan) prior to the second anniversary of the Effective Time equal to a minimum of six months' base salary, plus an additional two weeks' base salary per full year of tenure with the Company. The maximum severance benefit pursuant to such plan will equal 12 months' salary. The Merger Agreement provides that on or before the Effective Time, the Company will offer written agreements to certain employees of the Company identified to the Purchaser in writing providing for severance benefits in lieu of participating in the severance plan. The Merger Agreement provides that on or before the Effective Time, the Company will offer written agreements to its officers providing that, in the event it is determined that any payment by the Company or any affiliate to or for the benefit of such officers (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by such officers with respect to such excise tax (collectively, the "Excise Tax"), then the officers will be entitled to receive an additional payment (a "Gross-up Payment") in an amount such that after payment by such officer of all taxes, interest and penalties, including, without limitation, any income taxes and Excise Tax imposed upon the Gross-up Payment, the officer retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payment; provided, however, that each such agreement will require each officer who is entitled to a Gross-up Payment to cooperate with a tax advisor of the Company's choice in the determination of such Gross-up Payment.

     D&O Indemnification and Insurance. The Merger Agreement further provides that the Articles of Incorporation and By-laws of the Surviving Corporation will contain provisions no less favorable with respect to limitation of liability and indemnification than are set forth in Article XII of the Articles of Incorporation and Article 11 of the By-laws of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who prior to or at the Effective Time were directors, officers or employees of the Company or its Subsidiaries.

     The Merger Agreement also provides that the Company and, following the purchase of any Shares by Purchaser or its affiliates pursuant to the Offer or the Stock Purchase Agreement, Parent will, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer or employee of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director or employee, whether occurring before or after the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement), for a period of six years after the date of the Merger Agreement. Without limiting the generality of the foregoing, in the event of any such claim, action, suit, proceeding or investigation, the Merger Agreement provides that (i) the Company, the Surviving Corporation or Parent, as the case may be, will pay as incurred, each Indemnified Party's legal and other expenses (including costs of investigation and preparation), including the fees and expenses of counsel selected by the Indemnified Party, which counsel must be reasonably satisfactory to the Company, the Surviving Corporation or Parent, promptly after statements therefor are received and (ii) the Company, the Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, however, that none of the Company, the Surviving Corporation or Parent will be liable for any settlement effected without its written consent (which consent may not be unreasonably withheld); and provided further that none of the Company, the Surviving Corporation or Parent will be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties have conflicting interests in the outcome of such action; and provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim will continue until the disposition of such claim. The Company, the Surviving Corporation or the Parent will pay all expenses, including counsel fees and expenses, that any Indemnified Party may incur in enforcing the indemnity and other obligations provided for in the Merger Agreement.

     The Merger Agreement provides that the Surviving Corporation will use its best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend more than an amount per year equal to 200% of the current annual premiums paid by the Company for such insurance (which premiums the Company has represented to Parent and Purchaser to be approximately $139,000 in the aggregate); provided further that the Surviving Corporation will obtain the maximum coverage obtainable for such 200% amount.

     Parent, Purchaser and the Company have also agreed that, in the event the Company, the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case proper provision will be made so that the successors and assigns of the Company, the Surviving Corporation or Parent, as the case may be, will assume the foregoing indemnity obligations.

     Regulatory Approvals. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto will (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, the Environmental Permits as therein defined), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement are required to use their reasonable best efforts to take all such action.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, litigation, employee benefit plans, labor matters, real property and leases, trademarks, patents, copyrights and other intellectual property, environmental matters, brokers and taxes.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(i) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the affirmative vote of the shareholders of the Company to the extent required by Texas Law and the Company's Articles of Incorporation; (ii) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iii) no United States or Canadian federal, state, provincial or local governmental or regulatory authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Merger; and (iv) Purchaser or its permitted assignee shall have purchased a minimum two-thirds of the outstanding Shares (on a fully diluted basis) pursuant to the Offer, the Stock Purchase Agreement or otherwise.

     Termination; Fees and Expenses. The Merger Agreement provides that it may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement by the shareholders of the
Company:

          (a) By mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or

          (b) By either Parent, Purchaser or the Company if (i) the Effective Time has not occurred on or before May 15, 1998; provided, however, that the right to terminate this Agreement under this provision shall not be available (A) to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (B) if Purchaser has accepted for payment Shares pursuant to the Offer or has purchased Shares of the Majority Shareholders pursuant to the Stock Purchase Agreement or
     (ii) any United States or Canadian federal, state, provincial or local court or governmental or regulatory authority of competent jurisdiction has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable; or

          (c) By Parent any time prior to the acceptance of Shares for payment pursuant to the Offer or the purchase of Shares pursuant to the Stock Purchase Agreement if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Section 14, Purchaser has (i) failed to commence the Offer within 30 days following the date of the Merger Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to pay for Shares pursuant to the Offer on or prior to February 28, 1998 (unless such failure shall have been the result of the failure of the waiting period under the HSR Act to have expired or been terminated in which case such date shall be May 15, 1998), unless such failure to pay for Shares has been caused by or resulted from the failure of Parent or Purchaser to perform in any respect any covenant or agreement of either of them contained in the Merger Agreement or the Stock Purchase Agreement or the breach by Parent or Purchaser of any representation or warranty of either of them contained in the Merger Agreement or the Stock Purchase Agreement; or

          (d) By the Company, upon approval of the Board, if Purchaser has (i) failed to commence the Offer within 30 days following the date of the Merger Agreement, (ii) unless Purchaser shall have otherwise purchased the Shares of the Majority Shareholders pursuant to the Stock Purchase Agreement, terminated the Offer without having accepted any Shares for payment thereunder or (iii) unless Purchaser shall have otherwise purchased the Shares of the Majority Shareholders pursuant to the Stock Purchase Agreement, failed to pay for Shares pursuant to the Offer on or prior to February 28, 1998 (unless such failure has been the result of the failure of the waiting period under the HSR Act to have expired or been terminated, in which case such date shall be May 15, 1998), unless such failure to pay for Shares has been caused by or resulted from the failure of the Company to perform in any respect any covenant or agreement of it contained in the Merger Agreement or the breach by the Company of any representation or warranty of it contained in the Merger Agreement or the failure of any of the Majority Shareholders to perform in any respect any covenant or agreement of any of them contained in the Stock Purchase Agreement or the breach by any of them of any representation or warranty contained in the Stock Purchase Agreement; or

          (e) By the Company if the Stock Purchase Agreement is terminated pursuant to its terms or is otherwise amended in a manner adverse to the Company or its shareholders without the Company's prior written consent.

     In the event of the termination of the Merger Agreement, the Merger Agreement provides that it will forthwith become void and there will be no liability thereunder on the part of any party thereto except as set forth in certain provisions of the Merger Agreement related to fees and expenses described below and under certain other provisions of the Merger Agreement which survive termination.

THE STOCK PURCHASE AGREEMENT

     Concurrently with entering into the Merger Agreement, Parent, Purchaser and the Majority Shareholders entered into the Stock Purchase Agreement pursuant to which, upon the terms and conditions set forth therein, the Majority Shareholders agreed to validly tender (and not withdraw) pursuant to the Offer all Shares now or hereafter owned by the Majority Shareholders and have otherwise agreed to sell to Purchaser all such Shares at a purchase price per Share equal to $22.50 (or any higher price that may be paid per Share pursuant to the Offer). On January 12, 1998, the Majority Shareholders owned (either beneficially or of record) 10,786,962 Shares, constituting approximately 74.6% of the outstanding Shares (or approximately 67% of the outstanding Shares on a fully diluted basis).

     UPON CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT, PARENT AND PURCHASER, BY VIRTUE OF THE ACQUISITION OF APPROXIMATELY 74.6% OF THE OUTSTANDING SHARES, WILL OWN A NUMBER OF SHARES SUFFICIENT, EVEN IF NO OTHER SHARES ARE TENDERED IN THE OFFER, TO CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES. SEE SECTION 11.

     Each of the Majority Shareholders has constituted and appointed Purchaser, or a nominee of Purchaser, during the term of the Stock Purchase Agreement, as his, her or its true and lawful attorney and proxy to vote each of the Shares held by such Majority Shareholder, at every annual, special or adjourned meeting of the shareholders of the Company, including the right to sign his, her or its name to any consent, certificate or other document relating to the Company that the law of the State of Texas may permit or require, (i) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets, or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Merger Agreement not being fulfilled or which could adversely affect the ability of the Company to consummate the Merger and the other transactions contemplated by the Merger Agreement, and (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement. Each Majority Shareholder has further agreed to cause the Shares owned by him, her or it beneficially or of record to be voted in accordance with the foregoing.

     Each Majority Shareholder has agreed not to offer or agree to sell, transfer, tender, assign, hypothecate or otherwise dispose of or create or permit to exist any encumbrance (other than any encumbrance that will be terminated prior to or concurrently with the closing) on the Shares now owned or that may hereafter be acquired by such Majority Shareholder at any time.

     Each Majority Shareholder has agreed not to, directly or indirectly, through any officer, director, agent or otherwise, so long as the Stock Purchase Agreement shall remain in effect, solicit, initiate, encourage the submission of or accept any proposal or offer from any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange
Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government (collectively other than Purchaser and any affiliate of Purchaser, a "Person") relating to (i) any acquisition or purchase of all or any of the Shares held by the Majority Shareholders or (ii) any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any business combination with the Company or participate in any negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing. Each Majority Shareholder has agreed to notify Purchaser promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and will, in any such notice to Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. Notwithstanding the foregoing, the actions of any Majority Shareholder who is a director or officer of the Company, solely in his or her capacity as a director or officer, shall be governed by the Merger Agreement and not the Stock Purchase Agreement.

     The Stock Purchase Agreement provides that, for a period of four years after the consummation of the transactions contemplated thereby (the "Restricted Period"), no Majority Shareholder (other than Advance Capital, it being expressly agreed that the non-competition provisions shall not apply to Advance Capital) will engage (other than on behalf of the Surviving Corporation or the Company or their respective subsidiaries), directly or indirectly, in the Tax and Accounting Software Business (as defined below) anywhere in the world or, without the prior written consent of Parent, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance (other than customary professional courtesies afforded to members of the business community) to or participate in or be connected with, as an officer, employee, partner, shareholder, consultant, advisor or other similar capacity, any person (other than the Surviving Corporation or the Company or their respective subsidiaries) that engages in the Tax and Accounting Software Business; provided, however, that ownership of securities having no more than five percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of such restriction so long as the person owning such securities has no other connection or relationship with such competitor that would not be permitted by the Stock Purchase Agreement. "Tax and Accounting Software Business" means (x) the business of developing, designing, publishing, marketing and distributing (i) tax compliance software and services for tax and accounting professionals within corporations, banks, government agencies and accounting firms; (ii) accounting and practice management software and services marketed primarily to accounting firms; and (iii) other tax and accounting software products and services which are under development by the Company as of the closing of the transactions contemplated by the Stock Purchase Agreement; and (y) the business of the Company's Rent Roll, Inc. subsidiary as of the closing of the transactions contemplated by the Stock Purchase Agreement.

     As a separate and independent covenant, each Majority Shareholder (other than Advance Capital) has agreed with Purchaser that, during the Restricted Period (other than on behalf of the Surviving Corporation or the Company or their respective subsidiaries), such Majority Shareholder will not in any way, directly or indirectly, for the purpose of conducting or engaging in the Tax and Accounting Software Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Surviving Corporation, the Company or any Subsidiary with whom the Surviving Corporation, the Company, any Subsidiary or such Majority Shareholder had any dealings during the two year period prior to the first day of the Restricted Period, or take away or interfere or attempt to interfere with any customer, trade, business or patronage of the Surviving Corporation, the Company or any Subsidiary.

     In addition, as a separate and independent covenant, each Majority Shareholder (other than Advance Capital) has agreed with Purchaser that, during the Restricted Period, such Majority Shareholder will not, in any way, directly or indirectly, hire, attempt to hire, interfere with or attempt to interfere with any officers, employees, representatives, consultants or agents of the Surviving Corporation, the Company or any Subsidiary or any former officer, employee, representative, consultant or agent of the Surviving Corporation, the Company or any Subsidiary who resigned or was terminated within the prior six month period (other than an employee whose employment was terminated by the Surviving Corporation, the Company or any

Subsidiary without Cause, or who resigned from his or her employment for Good Reason, as such terms are defined in the Retention Bonus Plan), or induce or attempt to induce any of them to leave the employ of the Surviving Corporation, the Company or any Subsidiary or violate the terms of their contracts, or any arrangements, with the Surviving Corporation, the Company or any Subsidiary.

     The obligation of the Majority Shareholders and Purchaser to consummate the purchase and sale of the Shares under the Stock Purchase Agreement is subject to the satisfaction of the following conditions: (a) any applicable waiting periods (and any extension thereof) under the HSR Act with respect to the purchase and sale of the Shares pursuant to the Stock Purchase Agreement shall have expired or been terminated and (b) no preliminary or permanent injunction or law, rule, regulation, order, decree or ruling issued by any United States or Canadian federal, state, provincial or local court or governmental or regulatory authority of competent jurisdiction prohibiting the purchase and sale of the Shares pursuant to the Stock Purchase Agreement shall be in effect. The obligation of Purchaser to consummate the purchase of the Shares pursuant to the Stock Purchase Agreement is further subject to the satisfaction of the following conditions: (a) the representations and warranties of the Company in the Merger Agreement and of the Majority Shareholders in the Stock Purchase Agreement that are qualified as to materiality shall have been true and correct and such representations and warranties that are not so qualified shall have been true and correct in all material respects, in each case as of the date of the Stock Purchase Agreement, except in the case of any representation and warranty that speaks as of a particular date, which shall be true and correct or true and correct in all material respects, as applicable, as of such date, (b) the Company shall have performed in all material respects its obligations, and complied in all material respects with its covenants and agreements, under the Merger Agreement, (c) the Majority Shareholders shall have performed in all material respects their obligations, and complied in all material respects with their covenants and agreements, under the Stock Purchase Agreement, (d) each of the conditions to the Offer shall have been satisfied or waived by Purchaser,
(e) either Purchaser shall have accepted the Shares for payment pursuant to the Offer or the Offer shall have expired or been terminated without the purchase of any Shares pursuant thereto and (f) the Merger Agreement shall not have been terminated. The obligation of the Majority Shareholders to consummate the sale of the Shares pursuant to the Stock Purchase Agreement is further subject to the satisfaction of the following condition: the Merger Agreement shall not have been terminated pursuant to the termination provisions of the Merger Agreement.

     11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

     Purpose of the Offer. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer and the Stock Purchase Agreement. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

     Under Texas Law, the approval of the Board and the affirmative vote of the holders of two-thirds of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law and Texas Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of two-thirds of the outstanding Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other Shareholder. UPON CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT, PARENT AND PURCHASER, BY VIRTUE OF THE ACQUISITION OF APPROXIMATELY 74.6% OF THE OUTSTANDING SHARES, WILL OWN A NUMBER OF SHARES SUFFICIENT, EVEN IF NO OTHER SHARES ARE TENDERED IN THE OFFER, TO CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER HOLDER OF SHARES. SEE SECTION 10.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its Shareholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by Texas Law. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

     If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Under Texas Law and Delaware Law, if Purchaser acquires, pursuant to the Offer and the Stock Purchase Agreement or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's shareholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer and the Stock Purchase Agreement or otherwise and a vote of the Company's shareholders is required a significantly longer period of time would be required to effect the Merger.

     Rights of the Shareholders in the transactions. No dissenters' rights are available in connection with the Offer. However, persons who continue to hold Shares following completion of the Offer will have the right to dissent to the Merger in accordance with Articles 5.11 through 5.13 of Texas Law in lieu of receiving the consideration proposed under the Merger Agreement. If the statutory procedures are complied with and the Merger is consummated, dissenting holders would be entitled to receive cash equal to a judicial determination of the "fair value" of the Shares as determined by appraisal. See Schedule II setting forth Articles 5.11 through 5.13 of Texas Law. Such "fair value" is determined as of the day immediately preceding the shareholders' meeting at which the Merger is approved (excluding any appreciation or depreciation in anticipation of the Merger). In addition, dissenting shareholders may be entitled to receive payment of interest beginning 91 days from the date of consummation of the Merger to the date of such judicial determination on the amount determined to be the fair value of their Shares. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share in the Offer, the Merger Consideration and the market value of the Shares, including asset values, the investment value of the Shares and any other valuation considerations generally accepted in the investment community. The value so determined for dissenting Shares could be more or less than the price per Share in the Offer or the Merger Consideration, and payment of such consideration would take place subsequent to payment pursuant to the Offer or the Merger.

     Texas Law provides that, in the absence of fraud in the transaction, the statutory dissenters' rights remedy provided under Texas Law to a shareholder objecting to the Merger is the exclusive remedy for the recovery of the value of such shareholder's Shares or for money damages to such shareholder with respect to the Merger. If the Company complies with the requirements of Article 5.12 of Texas Law, any shareholder who fails to comply with the requirements of that Article shall not be entitled to bring suit for the recovery of the value of such shareholder's Shares or for money damages to the shareholder with respect to the Merger.

     The statutory procedures regarding the exercise of dissenters' rights will be included in the proxy statement sent to holders of Shares for the shareholders' meeting to be held to approve the Merger. Holders of Shares who seek to assert their dissenters' rights must follow the statutory procedures precisely. Failure to follow any of the statutory procedures may result in a termination or waiver of such rights.

     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority Shareholders in such transaction be filed with the Commission and disclosed to Shareholders prior to consummation of the transaction.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted, except that Parent intends to manage the Company as part of the RIA Group. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would form an important part of Parent's future business plans. Notwithstanding the foregoing, Parent intends to review the business of Rent Roll, Inc.and will then take all appropriate action it deems necessary including, without limitation, the disposition of Rent Roll, Inc. of some or substantially all of its businesses or assets.

     Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any Subsidiary, a sale or transfer of a material amount of assets of the Company or any Subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management.

     12. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue, sell, pledge, dispose of, grant, encumber (i) any shares of capital stock of any class of the Company or any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 1,646,150 Shares issuable upon exercise of employee stock options outstanding on the date of the Merger Agreement or as disclosed in the Disclosure Schedules or otherwise in writing to Parent prior to the date of the Merger Agreement) or
(ii) any assets of the Company or any Subsidiary, except for transactions in the ordinary course of business and in a manner consistent with past practice or (b) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock. See Section 10. If, however, the Company should, during the pendency of the Offer, (i) reclassify, combine, split, subdivide or redeem, purchase or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Section 14, Purchaser may (subject to the provisions of the Merger Agreement) make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

     If, on or after January 12, 1998, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to Shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer other than regular quarterly dividends on the Shares declared and paid at times consistent with past practice and in an amount not in excess of $0.10 per Share, then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced (subject to the Merger Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering Shareholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering Shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ QUOTATION LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Parent intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 100,000, the number of holders of Shares falls below 300 or the market value of such publicly held Shares is not at least $200,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger, the Stock Purchase Agreement or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 recordholders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to the "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer if the requirements for termination of registration are met.

     14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, but subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any action or proceeding, before any United States or Canadian federal, state, provincial or local court or governmental, administrative or regulatory authority or agency of competent jurisdiction, which is reasonably likely (i) to make illegal or otherwise directly or indirectly prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent, the purchase of Shares pursuant to the Stock Purchase Agreement, or the consummation of the Merger, or to require the Company, Parent, Purchaser or any other affiliate of Parent to pay, as a result of the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement, damages that would be material to the Company and its Subsidiaries, taken as a whole; (ii) to prohibit or limit materially and adversely the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, in any case as a result of the transactions contemplated by the Merger Agreement or the Stock Purchase Agreement; (iii) to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, the Stock Purchase Agreement or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement; or (iv) to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares;

          (b) there shall have been issued any preliminary or permanent injunction or law, rule, regulation, order, decree or ruling by any United States or Canadian federal, state, provincial or local court or governmental or regulatory authority of competent jurisdiction resulting, directly or indirectly, in any of the consequences referred to in clauses
     (i) through (iv) of paragraph (a) above;

          (c) any representation or warranty of the Company in the Merger Agreement or of any of the Majority Shareholders in the Stock Purchase Agreement which is qualified as to materiality shall not have been true and correct or any such representation or warranty that is not so qualified shall not have been true and correct in any material respect, in each case as of the date of the Merger Agreement, except in the case of any representation or warranty that speaks as of a particular date, which shall have been true and correct or true and correct in all material respects, as applicable, as of such date;

          (d) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement or any Majority Shareholder shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of such Majority Shareholder to be performed by him, her or it under the Stock Purchase Agreement;

          (e) the Merger Agreement shall have been terminated in accordance with its terms;

          (f) Purchaser and the Company shall have mutually agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

          (g) there shall have occurred after the date of the Merger Agreement any events or circumstances which, individually or in the aggregate, result in a material adverse change in the business, results of operations (on an annualized basis), financial condition or assets of the Company and the Subsidiaries taken as a whole, other than any change constituting or relating to any of the following: (i) the United States economy or securities markets in general, (ii) the Merger Agreement or the transactions contemplated thereby or the announcement thereof, or (iii) the tax compliance or accounting software businesses generally and not specifically relating to the Company and the Subsidiaries; provided, that

     Purchaser shall give the Company advance written notice of any intention by Purchaser to assert the nonsatisfaction of the condition set forth in this paragraph, which notice shall describe in reasonable detail the basis for Purchaser's belief that such condition has not been satisfied; and provided, further, that if any such material adverse change is capable of being cured through the exercise by the Company of its reasonable best efforts and for so long as the Company continues to use such reasonable best efforts to cure such material adverse change, the Purchaser shall not terminate the Offer under this paragraph or exercise any related right to terminate the Merger Agreement;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates other than a material breach of the Merger Agreement by Parent or Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or, subject to the terms of the Merger Agreement, may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and the Subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Stock Purchase Agreement or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer or the Stock Purchase Agreement. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in
Section 14 shall not be satisfied). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See
Section 14.

     State Takeover Laws. A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     The State of Texas recently enacted Part Thirteen (Articles 13.01 et seq.) of Texas Law (the "Business Combination Law") which has application to "issuing public corporations" formed under Texas Law, such as the Company. The Business Combination Law imposes a three-year moratorium on certain business combination transactions between an issuing public corporation and an "affiliated shareholder" (generally, a beneficial owner of 20% or more of the then outstanding voting shares of the issuing public corporation) or any affiliate or associate of the affiliated shareholder unless (i) the proposed business combination, or the purchase or acquisition of voting shares on the date such person became an affiliated shareholder (the "share acquisition date"), was approved by the board of directors of the issuing public corporation prior to the affiliated shareholder's share acquisition date or (ii) the proposed business combination is approved by the affirmative vote of at least two-thirds of the outstanding voting shares (excluding the shares owned by the affiliated shareholder and its affiliates and associates) at a meeting of shareholders (and not by written consent) duly called for that purpose not less than six months after the affiliated shareholder's share acquisition date. Application of the Business Combination Law is subject to a number of exceptions.

     Because the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement have been unanimously approved by the Board, the restrictions under the Business Combination Law will not affect the Offer or the Merger or the transactions contemplated by the Stock Purchase Agreement. The Business Combination Law will apply to the Company for so long as it has (i) 100 or more shareholders of record, (ii) any class of voting securities registered under Exchange Act or (iii) any class of voting securities qualified for trading in a national market system, but not thereafter.

     The Business Combination Law also permits a corporation's board of directors, when considering the best interests of the corporation, to consider the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation.

     Purchaser conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer and the Stock Purchase Agreement are subject to such requirements. See Section 2.

     Pursuant to the HSR Act, on or about January 13, 1998, Parent filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer and the Stock Purchase Agreement with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer and the Stock Purchase Agreement, the purchase of Shares pursuant to the Offer or the Stock Purchase Agreement may not be consummated until the expiration of a 15 calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer or the Stock Purchase Agreement will expire at 11:59 p.m., New York City time, on January 28, 1998, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer and the Stock Purchase Agreement. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer or the Stock Purchase Agreement, the waiting period with respect to the Offer or the Stock Purchase Agreement would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer, pursuant to the Merger Agreement, shall be extended up to May 15, 1998 and may, thereafter, be further extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer or the Stock Purchase Agreement expire or be terminated. See Section 2 and Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer or the Stock Purchase Agreement. At any time before or after the purchase of Shares pursuant to the Offer or the Stock Purchase Agreement by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Stock Purchase Agreement or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the Stock Purchase Agreement on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

     16. FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Purchaser and Parent have retained Innisfree M&A Incorporated, as the Information Agent, and ChaseMellon Shareholder Services L.L.C., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent in connection with the Offer, the Information Agent will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     17. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Securities and Exchange Commission (the "Commission") the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The
Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          SABRE ACQUISITION, INC.

January 16, 1998

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF

                              PARENT AND PURCHASER

     1. Directors and Executive Officers of Parent. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Except for W. Michael Brown, who is a citizen of both Great Britain and the United States, Alan M. Lewis, who is a citizen of Canada, Great Britain and South Africa, Paul Brett, Nigel R. Harrison, David J. Hulland, Martin B. Jones and Andrew G. Mills who are citizens of Great Britain and Richard J. Harrington who is a citizen of the United States, each such person is a citizen of Canada. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                EMPLOYMENT; MATERIAL POSITIONS HELD
            NAME, AGE AND                          DURING THE PAST FIVE YEARS AND
      CURRENT BUSINESS ADDRESS                       BUSINESS ADDRESSES THEREOF
-------------------------------------  ------------------------------------------------------
Kenneth R. Thomson, 74...............  Chairman of Parent since July 1978. Director of Parent
  The Woodbridge Company Limited       since July 1976. Chairman of the Woodbridge Company
  65 Queen Street West                   Limited, 65 Queen Street West, Toronto, Ontario, M5H
  Toronto, Ontario M5H 2M8               2M8, Canada, since March 1979. Director of the
  Canada                                 Woodbridge Company Limited since, August 1956.
John A. Tory, 67.....................  Deputy Chairman of Parent from February 1978 to
  The Woodbridge Company Limited         December 31, 1997. Director of Parent since February
  65 Queen Street West                   1978. Director of Abitibi Consolidated, Inc., 207
  Toronto, Ontario M5H 2M8               Queens Quay West, Toronto, Ontario, M5J 2P5, Canada,
  Canada                                 since September 1965. Director of Rogers
                                         Communications Inc., 40 King Street West, Toronto,
                                         Ontario, M5H 3Y2, Canada, since December 1979.
                                         Director, Sun Life Insurance Company of Canada, 150
                                         King Street West, Toronto, Ontario, M5H 1J9, Canada,
                                         from December 1971 to 1994. Director and President
                                         of the Woodbridge Company Limited, 65 Queen Street
                                         West, Toronto, Ontario, M5H 2M8, Canada, since
                                         October 1967 and March 1979, respectively. Director
                                         of Hudson's Bay Company, 401 Bay Street, Toronto,
                                         Ontario M5H 2Y4, Canada, since May 1979. Deputy
                                         Chairman and Director of Markborough Properties
                                         Inc., One Dundas Street West, Suite 2800, Toronto,
                                         Ontario M5G 2J2, Canada, since September 1989.
                                         Director of The Thomson Corporation PLC, First
                                         Floor, the Quandrangle, 180 Wardour Street, W1A 4YG,
                                         England, since December 1977. Director of the Royal
                                         Bank of Canada, 200 King Street West, Toronto,
                                         Ontario M5H 1CA, Canada, since March 1971.

                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                EMPLOYMENT; MATERIAL POSITIONS HELD
            NAME, AGE AND                          DURING THE PAST FIVE YEARS AND
      CURRENT BUSINESS ADDRESS                       BUSINESS ADDRESSES THEREOF
-------------------------------------  ------------------------------------------------------
W. Michael Brown, 62.................  Director of Parent since July 1978. Deputy Chairman of
  The Thomson Corporation                Parent since October 1997. President of Parent from
  Metro Center                           December 1984 to October 1997. Director of Hudson's
  One Station Place                      Bay Company, 401 Bay Street, Toronto, Ontario, M5H
  Stamford, Connecticut 06902            2Y4, Canada, since 1985. Director of Southwestern
                                         Area Commerce and Industry Association, One Landmark
                                         Square, Stamford, Connecticut 06901, from November
                                         1994 to July 1997. Director of Markborough
                                         Properties Inc., One Dundas Street West, Suite 2800,
                                         Toronto, Ontario, M5H 2Y4, Canada, from April 1990
                                         to June 1997.
Ronald D. Barbaro, 66................  Director of Parent since May 1993. Director, Clairvest
  Clairvest Group Inc.                 Group Inc., Suite 1700, 22 St. Clair Avenue East,
  Suite 1700                             Toronto, Ontario, M4V 2S3, Canada, since September
  22 St. Clair Avenue East               1994. Director of Equifax Canada, 7171 Jean Talon
  Toronto, Ontario M4V 2S3               East, Anjou, Quebec, H1M 3N2, Canada, since June
  Canada                                 1997. Director of ChoicePoint, Inc., 1000 Alderman
                                         Drive, Alpharetta, Georgia 30005, since July 1997.
                                         Director of Prudential of America Life Insurance
                                         Company of Canada ("PALI"), c/o Prudential of
                                         America Insurance Co. (Canada), 200 Consilium Place,
                                         Scarborough, Ontario, M1H 3E6, Canada, since January
                                         1991. Chairman of PALI from 1992 to January 1997.
                                         President of Prudential Insurance Company of
                                         America, Inc., 260 Madison Avenue, Second Floor, New
                                         York, New York 10116, from 1990 to 1993. President
                                         of Worldwide Operations Prudential Insurance Company
                                         of America-Canada from 1985 to 1990. Director of
                                         Equifax Inc., 1600 Peachtree Street, N.W., Atlanta,
                                         Georgia 30309, from April 1992 to July 1997.
                                         Director, Canbra Foods Ltd., P.O. Box 99, 2415 2nd
                                         Avenue "A" North, Lethbridge, Alberta, T1J 3Y4,
                                         Canada, since July 1988; interim-Chairman since
                                         March 1996; Chairman since March 1997. Director,
                                         Consoltex Group Inc., 8555 TransCanada Highway,
                                         Ville Saint-Laurent, Quebec, H4S 1Z6, Canada, since
                                         May 1997. Director, Flow International Corporation,
                                         2300 - 64th Avenue South, Kent, Washington 98032,
                                         since 1995. Chairman, Natraceuticals Inc., 8290
                                         Woodbine Avenue, Markham, Ontario, L3R 9W9, Canada,
                                         since February 1997. Director, Signature Security
                                         Group Inc., 26 - 28 Market Street, Sydney, NSW,
                                         Australia, since March 1997. Director, VoxCom
                                         Incorporated, #102,4209 - 99 Street, Edmonton,
                                         Alberta, T6E 5V7, Canada, since December 1996.
                                         Director, O'Donnell Investment Management Corp.,
                                         4100 Yonge Street, Suite 601, Toronto, Ontario, M2P
                                         2B5, Canada, since April 1997.

                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                EMPLOYMENT; MATERIAL POSITIONS HELD
            NAME, AGE AND                          DURING THE PAST FIVE YEARS AND
      CURRENT BUSINESS ADDRESS                       BUSINESS ADDRESSES THEREOF
-------------------------------------  ------------------------------------------------------
Paul Brett, 53.......................  Director of Parent since June 1989. Executive Vice
  Thomas Travel Group                  President of Parent since June 1989. Chairman and
  Britannia House                        Chief Executive Officer of Thomson Travel Group,
  Airport Approach Road                  Britannia House, Airport Approach Road, London Luton
  London Luton Airport                   Airport, Luton, Bedfordshire, LU2 9ND, England,
  Luton, Bedfordshire LU2 9ND            since March 1989.
  England
V. Maureen Kempston Darkes, 49.......  Director of Parent since May 1996. President and
  General Motors of Canada Limited     General Manager, General Motors of Canada Limited
  1908 Colonel Sam Drive                 ("GMCL"), 1908 Colonel Sam Drive, Oshawa, Ontario,
  Oshawa, Ontario L1H8T7                 L1H 8T7, Canada. Director of GMCL since August 1991.
  Canada                                 Vice President of GMCL from August 1991 to July
                                         1994. Director, CN Rail, 935 de la Gauchetiere
                                         Street West, Montreal, Quebec, Canada, since March
                                         1995. Director of Noranda, Inc., 181 Bay Street,
                                         Suite 1400, Toronto, Ontario, Canada, since January
                                         1998.
William J. DesLauries, 67............  Director of Parent since July 1978. Partner in Tory,
  Tory, Tory, DesLauries & Binnington  Tory, DesLauries & Binnington, Suite 3000, Aetna
  Aetna Tower, Suite 3000                Tower, P.O. Box 270, Toronto-Dominion Centre,
  P.O. Box 270                           Toronto, Ontario M5K 1N2, Canada, since July 1963.
  Toronto-Dominion Centre
  Toronto, Ontario M5K 1N2
  Canada
John F. Fraser, 67...................  Director of Parent since June 1989. Chairman of Air
  Russel Metals, Inc.                  Canada, 355 Portage Avenue, Room 500, Winnipeg,
  Suite 600                              Manitoba, R3B 2C3, Canada, since August 1996.
  One Lombard Place                      Director of Air Canada since 1989. Vice Chairman of
  Winnipeg, Manitoba R3B OX3             Russel Metals, Inc., Suite 600, One Lombard Place,
  Canada                                 Winnipeg, Manitoba, R3B OX3, Canada, since May 1995.
                                         Chairman of Russel Metals, Inc. from May 1992 to May
                                         1995. Chairman and Chief Executive Officer of Russel
                                         Metals, Inc. from May 1991 to May 1992. President
                                         and Chief Executive Officer of Russel Metals, Inc.
                                         from May 1978 to May 1991. Director, America West
                                         Airlines, Inc., 4000 East Sky Harbor Boulevard,
                                         Phoenix, Arizona 85034, since August 1994. Director,
                                         Bank of Montreal, First Bank Tower, First Canadian
                                         Place, Toronto, Ontario, M5X 1A1, Canada, since
                                         January 1985. Director, Centra Gas Manitoba Inc.,
                                         444 St. Mary Avenue, Winnipeg, Manitoba, R3C 3T7,
                                         Canada, since February 1985. Director, International
                                         Comfort Products Corporation, 501 Corporate Centre
                                         Drive, Suite 200, Franklin, TN 37067, from May 1985
                                         to April 1990 and June 1992 to present. Director,
                                         Manitoba Telecom, Services, Inc., 489 Empress
                                         Street, Winnipeg, Manitoba, R3C 3V6, Canada, since
                                         May 1997. Director, Shell Canada Limited, 400-4th
                                         Avenue S.W., Calgary, Alberta, T2P 0J4, Canada,
                                         since April 1990.

                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                EMPLOYMENT; MATERIAL POSITIONS HELD
            NAME, AGE AND                          DURING THE PAST FIVE YEARS AND
      CURRENT BUSINESS ADDRESS                       BUSINESS ADDRESSES THEREOF
-------------------------------------  ------------------------------------------------------
Richard J. Harrington, 51............  Director of Parent since September 1993. President and
  The Thomson Corporation              Chief Executive Officer of Parent since October 1997.
  Metro Center                           Executive Vice-President of Parent from September
  One Station Place                      1993 to October 1997. President and Chief Executive
  Stamford, Connecticut 06902            Officer, Thomson Newspapers Group, Metro Center, One
                                         Station Place, Stamford, Connecticut 06902, from
                                         July 1993 to October 1997. President and Chief
                                         Executive Officer, Thomson Professional Publishing,
                                         Metro Center, One Station Place, Stamford,
                                         Connecticut 06902, from June 1989 to July 1993.
Nigel R. Harrison, 48................  Director of Parent since June 1989. Chief Financial
  The Thomson Corporation              Officer of Parent since July 1984. Executive
  Metro Center                           Vice-President of Parent since June 1989.
  One Station Place
  Stamford, Connecticut 06902
Mark D. Knight, 54...................  Director of Parent since June 1989. Senior
  The Thomson Corporation PLC          Vice-President of Parent since July 1984. Secretary of
  The Quadrangle, First Floor            Parent since July 1978.
  180 Wardour Street
  London W1A 4YG
  England
C. Edward Medland, 69................  Director of Parent since July 1978. President of
  Beauwood Investments, Inc.           Beauwood Investments, Inc., 121 King Street West,
  121 King Street West, Suite 2525       Suite 2525, Toronto, Ontario, M5H 3T9, Canada, since
  Toronto, Ontario M5H 3T9               July 1988. Director of The Seagram Company, 1430
  Canada                                 Peel Street, Montreal, Quebec, H3A 1S9, Canada,
                                         since November 1973. Director of Abitibi
                                         Consolidated Inc., 800 Boulevard Rene Levesque West,
                                         Montreal, Quebec, H3B 1Y9, Canada, since April 1978.
                                         Director of Teleglobe, Inc., 1000 de la Gauchetiere
                                         Street West, Suite 1500, Montreal, Quebec, H3B 4X5,
                                         Canada, since May 1992. Director of Canada Trust
                                         Financial Services, Inc., Canada Trust Tower, 161
                                         Bay Street, Toronto, Ontario, M5J 2S1, Canada, since
                                         March 1989. Director of Premium Income Corporation,
                                         121 King Street West, 26th Floor, Toronto, Ontario,
                                         M5H 3T9, Canada, since October 1996. Chairman of
                                         Ontario Teachers' Pension Plan Board ("OTPPB"), 5650
                                         Yonge Street, Toronto, Ontario M2M 4H5, Canada,
                                         since January 1996. Director of OTPPB since January
                                         1990. Director of Quorum Growth, Inc., Sun Life
                                         Tower, 150 King Street West, Toronto, Ontario, M5H
                                         1J9, Canada, from October 1992 to February 1996.
                                         Director of Canadian Tire Corporation, 2180 Yonge
                                         Street, Toronto, Ontario, M3S 2B9, Canada, from May
                                         1988 to May 1996.

                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                EMPLOYMENT; MATERIAL POSITIONS HELD
            NAME, AGE AND                          DURING THE PAST FIVE YEARS AND
      CURRENT BUSINESS ADDRESS                       BUSINESS ADDRESSES THEREOF
-------------------------------------  ------------------------------------------------------
Andrew G. Mills, 45..................  Director and Executive Vice President of Parent since
  Thomson Financial & Professional       January 1995. President and Chief Executive Officer
    Publishing Group                     of Thomson Financial & Professional Publishing
  22 Pittsburgh Street                   Group, 22 Pittsburgh Street, Boston, Massachusetts,
  Boston, Massachusetts 02210            02210, since May 1994. Chairman of Massachusetts
                                         Technology Development Corporation, 149 State
                                         Street, Boston, Massachusetts 02109, since 1990.
Vance K. Opperman, 54................  Director of Parent since September 1996. President and
  Key Investments Inc.                 Chief Executive Officer of Key Investments Inc., 601
  601 Second Avenue South                Second Avenue South, Suite 5200, Minneapolis, MN
  Suite 5200                             55402, since October 1996. Director, Chief Executive
  Minneapolis, MN 55402                  Officer and General Counsel, MSP Communications,
                                         Inc. since December 1996. President and Chief
                                         Operating Officer of West Publishing Company
                                         ("West") between 1993 and 1996. General Counsel of
                                         West prior to 1993. Served on West's Board of
                                         Directors from 1992 to 1996.
David K.R. Thomson, 40...............  Director of Parent since April 1988. Deputy Chairman
  The Woodbridge Company Limited       of the Woodbridge Company Limited, 65 Queen Street
  65 Queen Street West                   West, Toronto, Ontario, M5H 2M8, Canada, since June
  Toronto, Ontario M5H 2M8               1990.
  Canada
Richard M. Thomson, 64...............  Director of Parent since October 1984. Chairman and
  Toronto-Dominion Bank                Chief Executive Officer of the Toronto Dominion Bank,
  Toronto-Dominion Bank Tower,           11th Floor, Toronto-Dominion Bank Tower, Toronto,
  11th Floor                             Ontario M5K 1A2, Canada, since May 1978.
  Toronto, Ontario M5K 1A2
  Canada
Peter J. Thomson, 32.................  Director of Parent since January 1995. Deputy Chairman
  The Woodbridge Company Limited       of The Woodbridge Company Limited, 65 Queen Street
  65 Queen Street West                   West, Toronto, M5H 2M8, Canada, since November 1993.
  Toronto M5H 2M8
  Canada
David J. Hulland, 47.................  Vice-President of Parent since May 1993. Group
  The Thomson Corporation              Controller of Parent since December 1984.
  Metro Center
  One Station Place --
  Stamford, Connecticut 06902
Robert J. Jachino, 63................  Vice President of Parent since May 1992. President and
  Markborough Development              Chief Executive Officer of Markborough Development,
  Metro Center                           Metro Center, One Station Place, Stamford,
  One Station Place --                   Connecticut 06902, since September 1995. President
  Stamford, Connecticut 06902            and Chief Executive Officer, Thomson
                                         Information/Publishing Group, Metro Center, One
                                         Station Place, Stamford, Connecticut 06902, from May
                                         1984 to January 1991. Director of Howe Sportsdata,
                                         Inc., 14 Fish Pier Road, Boston, Massachusetts
                                         02210, since November 1992. Chairman of Perc, Inc.,
                                         107 Perkins Road, Greenwich, Connecticut 06830,
                                         since January 1992.

                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                EMPLOYMENT; MATERIAL POSITIONS HELD
            NAME, AGE AND                          DURING THE PAST FIVE YEARS AND
      CURRENT BUSINESS ADDRESS                       BUSINESS ADDRESSES THEREOF
-------------------------------------  ------------------------------------------------------
Martin B. Jones, 46..................  Vice President of Parent since May 1993. Group
  The Thomson Corporation              Treasurer of Parent since December 1984.
  The Quadrangle, First Floor
  180 Wardour Street
  London WIA 4YG
  England
Alan M. Lewis, 60....................  Treasurer of Parent since May 1979.
  The Thomson Corporation
  Suite 2706
  P.O. Box 24
  66 Wellington Street West
  Toronto, Ontario M5K 1A1
  Canada
Robert Daleo, 49.....................  Executive Vice-President, Finance and Business
  The Thomson Corporation              Development of Parent since November 1997. Senior Vice
  Metro Center                           President, Finance and Business Development of
  One Station Place --                   Parent from January 1997 to October 1997. Senior
  Stamford, CT 06902                     Vice President and Chief Operating Officer, Thomson
                                         Newspapers, Metro Center, One Station Place,
                                         Stamford, CT 06902, from January 1996 to December
                                         1997. Senior Vice President and Chief Financial
                                         Officer, Thomson Newspapers, from December 1994 to
                                         December 1995. Senior Vice President and General
                                         Manager, Sweets Group, McGraw-Hill Company, 1221
                                         Avenue of the Americas, New York, New York 10020,
                                         until November 1994.
Robert C. Hall, 66...................  Vice-President of Parent since January 1995. President
  The Thomson Corporation              and Chief Executive Officer of Thomson Information &
  Metro Center                           Publishing Group, Metro Center, One Station Place,
  One Station Place --                   Stamford, CT 06902, from 1993 to January 1995.
  Stamford, CT 06902                     Director of the Advanta Corporation, Welch and
                                         McLean Roads, Spring House, PA, since 1994. Director
                                         of Advanta Partners, Welch and McLean Roads, Spring
                                         House, PA, since 1994.
Joseph J.G.M. Vermeer, 51............  Vice-President and Director of Taxes of Parent since
  The Thomson Corporation              January 1995. Partner in Peat Marwick Thorne, 40 King
  Metro Center                           Street West, Toronto, Ontario, Canada, from 1977 to
  One Station Place --                   December 31, 1994.
  Stamford, CT 06902

     2. Directors and Executive Officers of Purchaser. The following table sets forth the name, age, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Michael S. Harris is a citizen of the United States and Nigel R. Harrison is a citizen of Great Britain. Unless otherwise indicated, the current business address of each person is Sabre Acquisition, Inc., Metro Center, One Station Place, Stamford, Connecticut 06902. Each occupation set forth opposite an individual's name, refers to employment with Purchaser.

                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                EMPLOYMENT; MATERIAL POSITIONS HELD
            NAME, AGE AND                          DURING THE PAST FIVE YEARS AND
      CURRENT BUSINESS ADDRESS                       BUSINESS ADDRESSES THEREOF
-------------------------------------  ------------------------------------------------------
Michael S. Harris, 48................  President and Director of Purchaser since January
  The Thomson Corporation              1998. Assistant Secretary of Parent since July 1993.
  Metro Center                           Vice President and General Counsel of Thomson
  One Station Place --                   Holdings Inc. ("THI"), Metro Center, One Station
  Stamford, CT 06902                     Place, Stamford, CT 06902, since June 1993.
                                         Assistant Secretary and Assistant General Counsel of
                                         THI from May 1989 to June 1993.
Nigel R. Harrison, 48................  Vice President, Secretary and Treasurer of Purchaser
                                       since January 1998. See Parent, above.

                                                                     SCHEDULE II

                         Texas Business Corporation Act
                               Articles 5.11-5.13
                               Dissenter's Rights

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise; or

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

             (a) listed on a national securities exchange;

             (b) listed on Nasdaq National Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

             (c) held of record by not less than 2,000 holders;

          (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

             (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange will be part of a class or series of shares of which are:

                (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                (iii) held of record by not less than 2,000 holders;

             (b) cash in lieu of fractional shares otherwise entitled to be received, or

             (c) any combination of the securities and cash described in subdivisions (a) and (b) of this Subsection.

ART. 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
     (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of this notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning ninety-one (91) days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as provided in this Article 5.12, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article 5.12 shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G.  In the absence of fraud in the transaction, the remedy provided by this
Article 5.12 to a shareholder objection to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article 5.12, any shareholder who fails to comply with the requirements of this Article 5.12 shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

     Facsimiles of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES L.L.C.

           By Mail:                 By Overnight Courier:                By Hand:
     Post Office Box 3305            85 Challenger Road          120 Broadway, 13th Floor
  South Hackensack, NJ 07606         Mail Drop -- Reorg.            New York, NY 10271
  Attn: Reorganization Dept.      Ridgefield Park, NJ 07660     Attn: Reorganization Dept.

                          By Facsimile: (201) 329-8936
                      Confirm by Telephone: (201) 296-4860

                               Other Information:

     Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                 [INSFREE LOGO]

                               501 Madison Avenue
                            New York, New York 10022
                                 (212) 750-5833
                         Call Toll Free: (888) 750-5834